                                                                    EXHIBIT 11.1



                         DYNAMEX INC. AND SUBSIDIARIES

                       CALCULATION OF EARNINGS PER SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                   TWELVE MONTHS
                                                   ENDED JULY 31,
                                                 -----------------
                                                  1996       1997
                                                 ------     ------
Net Income (Loss)                                $  876     $3,512
                                                 ======     ======

Weighted Average Common Shares
Outstanding                                       2,543      6,667

Common Shares Equivalents Related To options
And Warrants                                      1,189        169

                                                 ------     ------
Common Shares And Common Share
Equivalents                                       3,732      6,836
                                                 ------     ------


Common Stock Price Used Under Treasury
Stock Method                                     $ 8.00     $ 8.89
                                                 ======     ======



Net Income (Loss) Per Common Share               $ 0.23     $ 0.51
                                                 ------     ------